EXHIBIT 99.1

FOR:	Consolidated Graphics, Inc.

CONTACT:	G. Christopher Colville
Executive Vice President/
Chief Financial Officer
Consolidated Graphics, Inc.
(713) 787-0977

Christine Mohrmann, Lindsay Hatton
Media: Jason Rando
FD Morgen-Walke
(212) 850-5600

FOR IMMEDIATE RELEASE

CONSOLIDATED GRAPHICS REVISES GUIDANCE FOR FOURTH QUARTER 2003

                HOUSTON, TEXAS – March 13, 2003 – Consolidated Graphics, Inc. (NYSE:CGX) today announced revised guidance for its fourth quarter ending March 31, 2003.

                The Company expects net income for the quarter to be between $1.5 and $2.1 million, or between $.11 and $.15 per diluted share, before any impairment of goodwill which may result from the Company’s annual test for impairment as of March 31.  This compares with $.36 per diluted share adjusted for goodwill amortization a year ago, and $.42 per diluted share in the December quarter.  Revenue in the March quarter is expected to decline by 10% from the December quarter to approximately $168 million.  Operating income is expected to be between $4.6 and $5.5 million, or 2.7% and 3.3% of revenue.

                The Company attributes the revised performance outlook to a sharp decline in industry conditions this quarter as broad U.S. economic uncertainties continue to persist.  These economic uncertainties further weakened the local economies and adversely impacted print spending by customers in certain industries at many of the Company’s locations.

                “We are disappointed with the projected results for the fourth quarter; however, they reflect the impact of fragile economic conditions on a cyclical industry with overcapacity,” commented Joe R. Davis, Chairman and Chief Executive Officer.  “Since founding the Company in 1985, I have not seen a worse overall business environment for commercial printing than we have experienced this quarter.  While we believe we continue to gain, or at least maintain, market share, we are facing unprecedented pressure on margins from an extremely competitive marketplace.  Many of our major customers have further cut their print budgets, in response to sustained economic weakness.  This includes very large companies in certain depressed industries as well as state agencies and organizations such as colleges and universities.  We have been successful in replacing much of this business with new customers but at lower margins. ”

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CONSOLIDATED GRAPHICS REVISES GUIDANCE FOR FOURTH QUARTER 2003           PAGE -2-

                Mr. Davis continued, “Our strategy has not changed with regard to how we are managing our business during these tough times.  We remain focused on providing our customers with the service and responsiveness of a local printing company, combined with the economic and geographic advantages of a large national printer.  We have historically generated better margins than our competitors, due, in part, to our scale and technology advantages.  We are focused on continuing to use these advantages to maintain market share while controlling costs throughout the organization and further strengthening our balance sheet, already one of the strongest in the industry.  Nevertheless, we are developing and will implement plans to further scale back the scope of certain operations as appropriate in the event that current industry conditions persist over the next few months.”

                The Company will hold a conference call at 10:00 a.m. Eastern Standard Time on Friday, March 14, 2003.  The conference call will be webcast at www.consolidatedgraphics.com.  Please go to our website and click on investor relations and conference calls.  An archive of the webcast will be available approximately one hour after the live broadcast.

Consolidated Graphics, Inc. is the largest sheet-fed and half-web commercial printing company in the United States.  Through locations in 25 states, the Company produces high-quality customized printed materials for a broad customer base that includes many of the most recognized companies in the country.  Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXmedia.  Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization.  For more information, visit the Company’s website at www.consolidatedgraphics.com.

This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements.  Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission.  The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Consolidated Graphics today.  Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.

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